Exhibit 99.2

Vical and AnGes MG to Collaborate on Allovectin-7(R) and Begin Phase 3 Pivotal Trial

Conference Call and Webcast Scheduled for 10 a.m. ET

          SAN DIEGO and TOKYO, May 30 /PRNewswire-FirstCall/ -- Vical Incorporated (Nasdaq: VICL) and AnGes MG, Inc. (TSE Mothers: 4563) today announced a collaborative agreement for Vical’s Allovectin-7(R) cancer immunotherapeutic. Under the agreement, AnGes will provide up to $100 million in ongoing clinical trial funding and future sales-based milestones as Allovectin-7(R) is successfully commercialized.  Vical retains exclusive marketing rights for Allovectin-7(R) in the United States and the rest of the world outside of specified Asian countries, for which AnGes received exclusive rights.

          Through a scheduled series of cash payments and equity investments totaling $22.6 million, including an initial equity investment of $6.9 million, AnGes will fund the Phase 3 pivotal trial of Allovectin-7(R) to be conducted by Vical in the United States in accordance with a Special Protocol Assessment (SPA) completed with the U.S. Food and Drug Administration (FDA). Vical has made significant preparations for timely initiation of the Phase 3 trial, and will be actively recruiting additional clinical sites at the annual meeting of the American Society of Clinical Oncology June 2 through 6 in Atlanta, Georgia.

          AnGes will pay Vical royalties on product sales in the specified Asian countries, plus the above-mentioned milestones as defined sales levels are achieved.  Vical will pay AnGes tiered royalties based on defined sales levels in the United States, and fixed royalties on rest-of-world sales.  Each company will be responsible for obtaining regulatory approvals in any countries where it plans to market Allovectin-7(R).

          “We established a mutually beneficial relationship last year with AnGes in the angiogenesis field,” said Vijay Samant, President and Chief Executive Officer of Vical,” and we believe the Allovectin-7(R) agreement expands our opportunities for success.  Now that we can advance this key program mitigating the financial risk of independent development, we are eager to begin the Phase 3 trial of Allovectin-7(R) as soon as possible.”

          “We have been pleased in our ongoing relationship with Vical and being able to further strengthen the strategic relationship between us in the field of gene therapy,” said Ei Yamada, President and CEO of AnGes MG, “and through this new arrangement we see great potential to bring Allovectin-7(R) into the Asian market for melanoma and other cancer indications.  We believe our new partnership will yield further collaboration and substantial benefits for both parties in the future.”

          Conference Call

          Vical will conduct a conference call and webcast to discuss additional details of the agreement with invited analysts and institutional investors on Tuesday, May 30, at 10 a.m. Eastern Time.  The call and webcast are open on a listen-only basis to any interested parties.  To listen to the conference call, dial (888) 224-3260, or (913) 905-1086 for international participants. A replay of the call will be available for 48 hours beginning about two hours after the call.  To listen to the replay, dial (888) 203-1112, or (719) 457-0820 for international participants, and enter conference identification number 6360841.  The call also will be available live and archived through the webcast center at www.vical.com.  For further information, contact Vical’s Investor Relations department by phone at (858) 646-1127 or by e-mail at info@vical.com.

          About Allovectin-7(R)

          Allovectin-7(R) is a plasmid/lipid complex containing the DNA sequences encoding HLA-B7 and beta-2 microglobulin, which together form a Class I Major Histocompatibility Complex, or MHC-I antigen.  Injection of Allovectin-7(R) directly into tumor lesions may augment the immune response against both local and distant metastatic tumors.  Vical conducted a large Phase 2 trial evaluating high-dose, 2 mg, Allovectin-7(R) immunotherapeutic as a single agent for patients with Stage III or IV metastatic melanoma, who have few other treatment options.  Based on advice from clinical experts and detailed guidance received from the FDA in End-of-Phase 2 meetings, Vical successfully completed a SPA with the FDA for a Phase 3 trial of high-dose, 2 mg, Allovectin-7(R) for certain patients with metastatic melanoma.  The SPA specifies the trial objectives and design, clinical endpoints, and planned analyses expected to be needed for product approval.

          The Phase 3, randomized, multi-center, open-label trial calls for enrollment of approximately 375 patients with recurrent metastatic melanoma. Patients may have been treated with surgery, adjuvant therapy, and/or biotherapy, but cannot have been treated with chemotherapy.  The patients will be randomized on a 2:1 basis:  approximately 250 patients will be treated with Allovectin-7(R) and approximately 125 will be treated with their physician’s choice of either of two chemotherapy agents, dacarbazine or temozolomide.  The primary endpoint is a comparison of objective response rates at 24 weeks or more after randomization.

          About Metastatic Melanoma

          The American Cancer Society estimates that approximately 62,000 new diagnoses of, and approximately 7,900 deaths from, melanoma will occur in 2006 in the United States.  Currently, there are no consistently effective therapies for advanced cases of malignant melanoma where the cancer has spread to other parts of the body, or metastasized.  The toxicity associated with FDA-approved treatments such as dacarbazine or IL-2 is often significant, resulting in serious or life-threatening side effects in many of the patients treated.  Patients with metastatic melanoma often are treated with non-approved drugs such as temozolomide, which is approved for certain types of brain cancer.  Temozolomide is an orally-delivered pro-drug that converts in the body into the same active compound as dacarbazine.

          About Vical

          Vical researches and develops biopharmaceutical products based on its patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases.  Potential applications of the company’s DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed protein is an immunogen; cancer immunotherapeutics, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor.  The company has developed certain infectious disease vaccines and cancer therapeutics internally.  In addition, the company collaborates with major pharmaceutical companies and biotechnology companies that give it access to complementary technologies or greater resources.  These strategic partnerships provide the company with mutually beneficial opportunities to expand its product pipeline and serve significant unmet medical needs.  Additional information on Vical is available at www.vical.com.

          About AnGes MG

          AnGes MG, Inc. is a biopharmaceutical company founded December 1999 based on innovative discoveries by researchers of Osaka University.  The company specializes in research and development and practical application of DNA-based therapeutics.  The company, along with its subsidiaries, is engaged in developing three new medicines: HGF genetic medicine which improves blood circulation by regenerating blood vessels, NFkB decoy which controls various inflammations, and HVJ envelope vector for non-viral drug delivery and discovery.  Additional information on AnGes MG is available at www.anges-mg.com.

          This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected, including:  whether Vical or others will continue development of Allovectin-7(R); whether Vical will be able to recruit patients as planned, if at all; whether the results from the Phase 2 trial are indicative of results in any future testing; whether Vical will receive all of the clinical trial funding from AnGes under the collaborative agreement, which will depend on continued development of Allovectin-7(R) and certain other conditions; whether Vical will receive any or all of the sales-based milestone payments and royalties for sales in the specified Asian countries, which will depend on the efforts of AnGes in obtaining regulatory approval and commercializing Allovectin-7(R) in those countries; whether Vical or others will evaluate potential additional applications of the company’s technology; whether Allovectin-7(R) or any other product candidates will be shown to be safe and effective; the timing, nature and cost of clinical trials; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; whether Vical or its collaborative partners will succeed in marketing any product candidates; whether defined sales levels will be achieved in any markets; and additional risks set forth in the company’s filings with the Securities and Exchange Commission.  These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

Contacts:	Investors:	Media:
	Alan R. Engbring	Susan Neath
	Vical Incorporated	Porter Novelli Life Sciences
	(858) 646-1127	(858) 527-3486

SOURCE  Vical Incorporated
          -0-                                        05/30/2006
          /CONTACT:  Investors, Alan R. Engbring of Vical Incorporated, +1-858-646-1127; or Media, Susan Neath, Porter Novelli Life Sciences, +1-858-527-3486, for Vical Incorporated/
          /Web site:   http://www.vical.com
                             http://www.anges-mg.com /
          (VICL)